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                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS
                               ALLEN TELECOM INC.
                             (Amounts in Thousands)


Net income and common shares used in the calculations of earnings per common share were computed as follows:

                                                                    THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                         JUNE 30,                            JUNE 30,
                                                               ------------------------------    ------------------------------

                                                                 1998               1997              1998               1997
                                                                 ----               ----              ----               ----
Income:
-------

    Net income (loss) applicable to
         Common stock - Basic and Diluted                      $(11,134)          $  6,734          $ (4,796)          $ 13,760
                                                               ========           ========          ========           ========

Common Shares:
--------------

    Weighted average common shares outstanding- Basic
                                                                 27,180             26,830            27,160             26,740

    Assumed exercise of stock options                               180                390               220                390
                                                               --------           --------          --------           --------

    Common shares - Diluted                                      27,360             27,220            27,380             27,130
                                                               ========           ========          ========           ========